Exhibit 99.1

767 Fifth Avenue New York, NY 10153	News Contact: Investor Relations: Dennis D’Andrea (212) 572-4384 Media Relations: Alexandra Trower (212) 572-4430

FOR IMMEDIATE RELEASE:

THE ESTÉE LAUDER COMPANIES ISSUES $300 MILLION OF SENIOR NOTES

New York, NY, October 30, 2008 - The Estée Lauder Companies Inc. (NYSE: EL) today announced the offering and pricing of $300 million of its 7.750% Senior Notes due 2013.

The offering was made pursuant to an effective registration statement filed by The Estée Lauder Companies Inc. with the Securities and Exchange Commission on October 29, 2008. The closing of the offering is expected to occur on or about November 4, 2008.

The Company intends to use the net proceeds of the offering to repay its outstanding commercial paper as it matures and for general corporate purposes, which may include repayment of other indebtedness, acquisitions, working capital, capital expenditures and repurchases of its Class A Common Stock, and to pay transaction fees and expenses related to this offering.

J.P. Morgan Securities Inc. and Banc of America Securities LLC were joint book-running managers for the offering. Copies of the prospectus supplement and accompanying prospectus may be obtained, when available, by contacting J.P. Morgan Securities Inc., 270 Park Avenue, New York, New York 10017, Attn: Investment Grade Syndicate Desk, or by telephone at 212-834-4533; or Banc of America Securities LLC., 100 West 33rd Street, 3rd Floor, New York, New York 10001, Attn: Prospectus Department, or by telephone at 1-800-294-1322.

An electronic copy of the prospectus supplement and accompanying prospectus will also be available on the website of the Securities and Exchange Commission at http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the notes, nor shall there be any sale of these notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. A registration statement relating to the notes became effective on October 29, 2008, and this offering is being made by means of the prospectus supplement.

The forward-looking statements in this press release, including those containing the words “may”, “expect,” “intend” or similar expressions, are based on the Company’s current understandings. Actual actions, timing and results may differ materially from those forward-looking statements due to a number of factors, including the Company’s future operating results and financial condition (see the “Forward-Looking Information” section of the Company’s registration statement and prospectus supplement relating to the offering and its latest quarterly report on Form 10-Q for additional factors that could affect operating results and financial condition) and changes in the public equity and debt markets that could affect the terms upon which the notes offering is settled.

The Estée Lauder Companies Inc. is one of the world’s leading manufacturers and marketers of quality skin care, makeup, fragrance and hair care products. The Company’s products are sold in over 140 countries and territories under the following brand names, Estée Lauder, Aramis, Clinique, Prescriptives, Lab Series, Origins, M•A•C, Bobbi Brown, Tommy Hilfiger, Kiton, La Mer, Donna Karan, Aveda, Jo Malone, Bumble and bumble, Darphin,Michael Kors, American Beauty, Flirt!, Good Skin™, Grassroots, Sean John, Missoni, Daisy Fuentes, Tom Ford, Mustang, Coach, Ojon and Eyes by Design.

An electronic version of this release can be found at the Company’s website, www.elcompanies.com. Information contained on the Company’s website does not constitute part of this press release.

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